EXHIBIT 5
                                                 EXHIBIT 23a

               Opinion and Consent of Counsel

September 22, 1998

BellSouth Telecommunications, Inc.
675 West Peachtree Street, N.E.
Atlanta, Georgia  30375

Attention:  Charles B. Coe, President

Dear Sir:

     I am referring to the Registration Statement to which this opinion is filed as an exhibit which BellSouth Telecommunications, Inc. (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to $11,000,000 of Deferred Compensation Obligations (the "Obligations"), to be issued under the BellSouth Corporation Compensation Deferral Plan (the "Plan").

     I have examined originals, or copies of originals of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as I have deemed relevant and necessary as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

      In rendering this opinion, as to certain matters, I have relied upon the opinions of counsel whom I consider competent.

     In this regard, I am of the opinion that:

      1. The Company is a validly incorporated and existing corporation under the laws of the State of Georgia.

       2. All necessary corporate proceedings have been taken so that the Obligations have been duly authorized and, upon issuance and payment therefor in accordance with the Plan and the offering and sale of Obligations thereunder, will be legal, valid and binding obligations of the Company.

     I  hereby consent to any references to me contained in,
and  to the filing of  this opinion with  the Securities and
Exchange  Commission in connection with,   the  Registration
Statement referred to above.

                                   Very truly yours,

                                   /s/ Margaret H. Greene
                                   ------------------------
                                   Margaret H. Greene
                                   Vice President and
                                   General Counsel